Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay
Vice President, Financial Accounting Officer
Intermountain Community Bancorp
(509) 944-3888
carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES SECOND QUARTER EARNINGS
Net Income increases 3.9% over second quarter of prior year
Sandpoint, Idaho, July 24, 2008 – Intermountain Community Bancorp (OTCBB – IMCB.OB), the holding company for Panhandle State Bank, the largest locally owned state bank in Idaho, announced earnings for the second quarter of 2008 today. Net income totaled $2.3 million, up 3.9% over the $2.2 million reported for the second quarter of 2007. For the six months ended June 30, 2008, net income was $3.9 million, down 8.3% from the $4.3 million reported for the six months ended June 30, 2007. Earnings for the three months ended June 30, 2008 were comprised of operating earnings of $906,000 and an after-tax gain on the sale of investment securities of $1.4 million. The slight decline in earnings over the six month period reflected a decrease in the Company’s other non-interest income, increases in operating expenses and an increase in the Company’s loan loss provision over the same time period last year. Assets grew to $1.04 billion, a 7.0% increase over June 30, 2007. Loan balances increased by 5.5% and deposit balances increased by 1.0% over this same period. Earnings per fully diluted share for the second quarter of 2008 were $0.27 per share compared to $0.25 per share for the second quarter of 2007. Earnings per fully diluted share for the six months ended June 30, 2008 were $0.46 per share compared to $0.50 per share during the same period in 2007.
“This is an extremely challenging time for our economy and the banking sector,” noted Chief Executive Officer Curt Hecker. “Given these very difficult conditions, IMCB is unequivocally focused on protecting both shareholders and customers by improving its already strong capital, reserve and liquidity positions. By monitoring our portfolio carefully and conservatively we maintain loan loss reserve and capital ratios that are above industry averages, and have immediate access to over $120 million through a variety of funding sources. While our credit quality ratios have declined over the past three and twelve month periods, they are not excessive, and we are managing our portfolio proactively by identifying and resolving problems quickly. Due to our strong reserve and capital positions, our internal analysis indicates the ability to withstand credit losses well in excess of our current or anticipated loan loss rates or those experienced in previous difficult historical periods, such as in the early 1990s,” Hecker continued.
“Our earnings have suffered from a combination of the dramatic slowdown in the economy, specifically in the real estate sector, rapidly decreasing market interest rates, and increases in some operating expenses,” Hecker added. “We can do little to control the economy, but we are addressing additional non-interest income opportunities and controlling and reducing expenses in a proactive, but structured fashion. In particular, comparative expense results reflect decreases made in personnel expense. Unfortunately, in 2008 this has been largely offset by a large increase in medical premiums, the additional costs of the new Sandpoint Center, substantial FDIC insurance premium increases and the cost of engaging a business process consultant to assist us with streamlining some of our processes. We anticipate that many of these costs will level off in future periods.”
“As a result of the commitment and experience of our employees,” Hecker noted, “we remain a financially strong, customer-oriented company focused on preserving and improving the long-term financial position of our customers and shareholders.”
Second Quarter 2008 Highlights
▪	Net income for the quarter ended June 30, 2008 was $2.3 million, a 3.9% increase over the second quarter of 2007

▪	Total assets increased 7.0% to $1.04 billion over the same period last year

▪	Book value per share was $10.90, an increase of 8.03% compared to the quarter ended June 30, 2007

▪	Total equity increased 9.2% to $90.5 million compared to the same period in the prior year

▪	The tangible equity to tangible assets ratio was 7.57%, up from 7.31% at June 30, 2007 and above the industry average

▪	Loan loss allowance has increased to 1.62% of total loans, which is in excess of peer group averages
Earnings Summary:
Net income for the quarter ended June 30, 2008 totaled $2.3 million, an improvement of 3.9% over the second quarter of 2007. Net income for the six months ended June 30, 2007 totaled $3.9 million, a decrease of 8.3% from the same period in 2007. Annualized return on average assets for the three months ended June 30, 2008 declined slightly to 0.88% from 0.92% while annualized return on average equity also decreased slightly to 10.0%, compared to 10.7% for the same period one year ago. Annualized return on average assets for the six months ended June 30, 2008 decreased to 0.76% from 0.91% in 2007, while annualized return on average equity decreased to 8.7% compared to 10.7%, for the first six months of 2007. The decrease in both the return on average assets and the return on average equity resulted from static or slowly increasing net income, which did not keep pace with the increases in assets and equity.
Net interest income before provision for loan losses totaled $11.2 million for the quarter ended June 30, 2008, a decline of $294,000, or 2.6% over the second quarter of 2007. Net interest income before provision for loan losses rose to $22.5 million for the six months ended June 30, 2008, an increase of $182,000, or 0.8% over the same period one year ago. The Company experienced slower growth in earning assets during this period and a decline in the net interest margin. IMCB’s net interest margin decreased to 4.79% for the quarter ended June 30, 2008 compared to 5.32% for the quarter ended June 30, 2007. For the six month period ended June 30, IMCB’s net interest margin decreased 42 basis points to 4.83% over the same period last year. The rapid and unexpectedly large drop in short-term market interest rates since August of last year caused the net interest margin to decrease as rates on interest earning assets decreased faster than interest bearing liabilities, and the company’s non-interest bearing deposits became less valuable. Despite this, the Company’s net interest margin performance continues to rank near the top of its national peer group.
The provision for losses on loans increased to $2.1 million for the second quarter of 2008 compared to a provision of $1.2 million for the second quarter of 2007. The provision totaled $2.4 million for the first six months of 2008, compared to $2.0 million for the six months ended June 30, 2007. Net charge offs for the three months ended June 30, 2008 totaled $1.2 million compared to $938,000 for the same period in 2007. Net charge offs for the six months ended June 30, 2008 totaled $1.3 million compared to $1.0 million for the same period in 2007. Annualized net charge-offs to average net loans increased to 0.61% for the quarter ended June 30, 2008 compared to 0.04% for the quarter ended March 31, 2008 and 0.52% for the quarter ended June 30, 2007. The net charge off and loss provision increases in 2008 are not substantially larger than those experienced in the first six months of 2007, and are primarily reflective of write-downs on several large residential land and acquisition and development loans.
The loan loss allowance to total loans ratio increased to 1.62% at June 30, 2008, compared to 1.57% at March 31, 2008 and 1.44% at June 30, 2007, respectively. Management believes this level of loan loss allowance is adequate for the balance and the mix of the loan portfolio.
Other income for the second quarter increased by $2.0 million, or 63.6%, over the second quarter of 2007. For the first six months, other income totaled $8.0 million in 2008, versus $6.2 million in 2007. In April 2008, the Company sold $32.0 million in investment securities resulting in a $2.2 million pre-tax gain on the sale of investments. While the Company experienced growth in other fees and service charges, particularly trust and investment income during this six month period, these increases were offset by lower mortgage and other loan fee income as a result of the economic slowdown. Secured card contract income also dropped as a result of declining volumes of new accounts issued and maintained.
Non-interest expense for the second quarter of 2008 totaled $10.6 million, an increase of $678,000, or 6.8% over second quarter 2007. Non-interest expense for the six months ended June 30, 2008 increased $2.3 million to $21.9 million, or 11.5%, compared to the six months ended June 30, 2007. Employee compensation and benefits expense decreased $792,000 or 12.5% for the three months ended June 30, 2008 compared to the same period last year. The decrease in non-interest expense in the second quarter of 2008 was impacted by a reversal of $640,000, pre-tax, in accrued expense for the 2006-2008 Long Term Incentive Plan. For the six months ended June 30, 2008, salaries and benefits expense remained static compared to the same period one year ago. The Company achieved these results by significantly slowing staffing growth levels and decreasing executive and employee incentive accruals during the first six months of this year.
Occupancy expenses increased 34.2% for the three months ended June 30, 2008 and 26.6% for the six-month period ended June 30, 2008 compared to the same periods one year ago. These increases reflected additional building expense from new facilities opened in 2007 and 2008 and additional computer hardware and software purchased to enhance security, compliance and business continuity. In particular, the opening of the Spokane Valley Office in August 2007 and the new Sandpoint Center in April 2008 impacted these results.
Other expenses increased $978,000 or 45.5% for the three month period ended June 30, 2008, and $1.5 million or 34.5% for the six-month period over the same periods last year, respectively. The increase in other expenses can be attributed to a $323,000 increase in consulting fees to streamline business processes, a $212,000 increase as a result of the reinstatement of FDIC insurance fees industry-wide and smaller increases in loan collection and computer services fees. In addition, the 2008 comparative numbers are negatively impacted by the reversal in 2007 of $384,000 as a result of lowering the allowance for unfunded loan commitments in conjunction with new federal guidance issued last year.
Earnings per share for the quarter ended June 30, 2008 totaled $0.27, and, on a fully diluted basis, $0.27 per share. This compares to earnings per share of $0.27 and fully diluted earnings per share of $0.25 for the same period last year, and $0.20 per share and $0.19 per share for the first quarter of 2008. Earnings per share for the six months ended June 30, 2008 totaled $0.47, and on a fully diluted basis, $0.46 per share, compared to $0.52 and fully diluted earnings per share of $0.50 for the same period last year.
Balance Sheet and Loan Portfolio Quality Summary:
As of June 30, 2008, assets totaled $1.04 billion, an increase of $68.6 million, or 7.0%, over June 30, 2007 and an increase of $27.9 million, or 2.7%, over March 31, 2008. The improved asset growth in the second quarter of 2008 reflects stronger lending performance and seasonal increases in volumes in commercial, agricultural and real estate loan production. Total deposits grew $7.2 million, or 1.0%, over June 30, 2007 to a total of $741.6 million, and loans receivable increased $40.8 million, or 5.5%, over June 30, 2007. Total deposits grew $14.5 million, or 2.0%, over March 31, 2008, and loans receivable increased $33.4 million, or 4.5%, over March 31, 2008. Loans receivable totaled $781.8 million at June 30, 2008. Growth in the Company’s newer markets accounted for the increase in both loans and deposits in the second quarter of 2008 compared to the same period last year.
Reflective of the challenging economy, the Company’s overall credit quality deteriorated from the same period last year as the softening real estate market continued to pressure some of the Company’s borrowers. Non-performing assets increased to $12.6 million at June 30, 2008, compared to $9.2 million at March 31, 2008 and $1.6 million at June 30, 2007. Non-performing loans totaled $9.7 million at June 30, 2008 versus $7.1 million and $561,000 at March 31, 2008 and June 30, 2007 respectively. Other real estate owned totaled $2.8 million at June 30, 2008 versus $2.1 million and $1.1 million at March 31, 2008 and June 30, 2007, respectively. Non-performing assets comprised 1.6% of net loans receivable and 13.8% of tangible equity plus current loan loss reserves at June 30, 2008. The 30 day and over loan delinquency rate was 0.29% at June 30, 2008 versus 1.13% and 0.37% at March 31, 2008 and June 30, 2007, respectively.
Residential land and construction loans comprise the majority of the non-performing loan total, reflecting the ongoing severe weakness in the housing market. The Company has evaluated and is carefully monitoring its exposure to these types of assets in the current challenging environment, and is proactively working with weaker borrowers to stabilize or liquidate its position.
Total commercial real estate loans comprised 379.2% of tangible equity plus allowance for loan loss at June 30, 2008, as compared to 385.0% at March 31, 2008 and 389.5% at June 30, 2007. Construction, acquisition and development loans comprised 262.7% of estimated tangible equity plus allowance for loan loss versus 279.9% at March 31, 2008 and 308.3% at June 30, 2007, respectively. As reflected in the figures above, the Company is actively working to reduce its concentration of construction, acquisition and development loans, with further decreases expected in upcoming periods as existing loans roll off.
Available-for-sale investments totaled $131.3 million at June 30, 2008, an increase of $16.2 million, or 14.1%, over June 30, 2007 and a decrease of $12.2 million, or 8.5%, over March 31, 2008. In April 2008, the Company sold $32.0 million in investment securities, recorded a $2.2 million pre-tax gain, and reinvested the proceeds primarily in higher-yielding agency-guaranteed securities.
Office properties and equipment totaled $45.2 million at June 30, 2008, an increase of $10.5 million, or 30.2%, over June 30, 2007 and an increase of $549,000, or 1.2%, over March 31, 2008. The Company has continued to complete the Sandpoint Center, with the Sandpoint branch and administrative staff relocating to the Sandpoint Center during the second quarter of 2008.
As of June 30, 2008, Federal Home Loan Bank advances totaled $54.0 million, an increase of $49.0 million over June 30, 2007 and an increase of $25.0 million over March 31, 2008. As of June 30, 2008, other borrowings totaled $40.6 million, an increase of $11.2 million, or 38.2% over June 30, 2007. Funds from Federal Home Loan Bank advances were used to fund increases in loans and investments, as advance rates were more favorable than comparable deposit rates during this period of time. Other borrowings were utilized to fund the increase in office properties and equipment. At June 30, the Company maintained additional borrowing line availability of $110.8 million, providing additional liquidity for the Bank.
Total equity increased to $90.5 million, a 9.2% increase over June 30, 2007. The increase in equity resulted from the retention of net income offset by a decrease in the market value of the available for sale investment portfolio. Book value per share at June 30, 2008 totaled $10.90 compared to $10.09 at June 30, 2007, an 8.0% increase.
“While 2008 performance reflects a slow-down in Company performance over the strong results of the prior few years, we are focused on preserving and improving the long-term value of the Company,” states Hecker. “This requires us to focus on the fundamentals of managing credit, controlling expenses, maintaining strong capital and liquidity levels, and continuing to build our customer and community relationships. Because of the experience, knowledge and commitment of our employees, we believe that Intermountain Community Bancorp is well-positioned to maintain this focus, while simultaneously enhancing business processes.”

Key Financial Results (dollars in thousands, except per share data):

Balance Sheet	6/30/2008	3/31/2008	6/30/2007
Loans Receivable, net	$781,786	$748,349	$741,025
Allowance for Loan Loss	12,893	11,942	10,802
Goodwill, net	11,662	11,662	11,662
Other Intangible Assets, net	649	686	801
Total Assets	1,045,567	1,017,701	976,954
Total Deposits	741,635	727,148	734,398
Shareholder’s Equity	90,547	92,282	82,938
Book Value Per Share	$10.90	$11.14	$10.09
Shares Outstanding at end of Period	8,303,769	8,283,176	8,217,636

	Three Months Ended			Six Months Ended
Income Statement	6/30/2008	3/31/2008	6/30/2007	6/30/2008	6/30/2007
Total Interest Income	$15,841	$17,201	$17,952	$33,042	$35,009
Total Interest Expense	4,665	5,875	6,482	10,541	12,690
Provision for Losses on Loans	2,140	258	1,172	2,398	2,006
Net Interest Income After Provision	9,036	11,068	10,298	20,103	20,313
Total Other Income	5,231	2,778	3,197	8,010	6,238
Total Operating Expenses	10,635	11,259	9,957	21,894	19,635
Income Before Taxes	3,632	2,587	3,538	6,219	6,916
Income Tax Provision	1,363	933	1,354	2,296	2,639
Net Income	2,269	1,654	2,184	3,923	4,277
Basic Earnings Per Share	$0.27	$0.20	$0.27	$0.47	$0.52
Diluted Earnings Per Share	$0.27	$0.19	$0.25	$0.46	$0.50
Weighted Average Shares O/S Basic	8,286,087	8,271,104	8,194,522	8,278,596	8,178,025
Weighted Average Shares O/S Fully Diluted	8,534,186	8,564,618	8,605,032	8,549,144	8,610,927
Annualized Return on Assets	0.88%	0.64%	0.92%	0.76%	0.91%
Annualized Return on Equity	10.0%	7.3%	10.7%	8.7%	10.7%
Operating Efficiency Ratio	64.8%	79.8%	67.9%	71.8%	68.8%
Net Interest Spread	4.76%	4.84%	5.24%	4.80%	5.17%
Net Interest Margin	4.79%	4.87%	5.32%	4.83%	5.25%

Credit Quality & Capital Measurements (dollars in thousands)	6/30/2008	3/31/2008	6/30/2007
Tangible Equity to Tangible Assets	7.57%	7.95%	7.31%
Equity to Assets	8.66%	9.07%	8.49%
Allowance for Loan Loss (“ALLL”)	$12,893	$11,942	$10,802
ALL to Total Loans	1.62%	1.57%	1.44%
Net-Charge offs to Average Net Loans (Annualized-3 month Period)	0.61%	0.04%	0.52%
Non Performing Assets (NPA)	12,574	9,193	1,627
Non Performing Loans	9,735	7,050	561
Other Real Estate Owned	2,839	2,143	1,066
Classified Assets	39,109	31,461	10,629
NPA to Total Loans Receivable	1.6%	1.2%	0.2%
NPA to Tangible Equity Plus ALLL	13.80%	10.01%	2.00%
Loan Delinquency Ratio (30 Days & over)	0.29%	1.13%	0.37%

Company Activities:
During the second quarter 2008, the Company has moved its Sandpoint branch and administrative offices to the newly opened Sandpoint Center in Sandpoint, Idaho. IMCB occupies approximately 65% of the building.
About Intermountain Community Bancorp:
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board, ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.